Exhibit 99.1

PRESS RELEASE

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA  17061

1-866-642-7736

CONTACTS

Rory G. Ritrievi President Chief Executive Officer	Kevin W. Laudenslager Vice President Treasurer

MID PENN BANCORP, INC. REPORTS RECORD SECOND QUARTER EARNINGS AND DECLARES DIVIDEND

July 23, 2014 – Millersburg, PA – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ:  MPB), the parent company of Mid Penn Bank, today reported net income available to common shareholders for the quarter ended June 30, 2014 of $1,619,000, or $0.46 per common share, an increase of 26.6% over net income available to common shareholders of $1,279,000, or $0.37 per common share, reported during the same period in 2013.  Through the first six months of 2014, Mid Penn’s net income available to common shareholders was $3,043,000, or $0.87 per common share, an increase of 59.9% over net income available to common shareholders of $1,903,000, or $0.55 per common share reported during the same period in 2013.  Mid Penn also reported increases of $30,831,000 in total assets, $30,094,000 in total net loans, and $44,938,000 in total non-time deposits over June 30, 2013.

2014 Financial Highlights
(dollars in thousands, except per share data)

			Change
	06/30/14	06/30/13	$	%

Total Assets	$736,480	$705,649	$30,831	4.4%

Total Loans (net)	542,485	512,391	30,094	5.9%

Total Non-Time Deposits	504,070	459,132	44,938	9.8%

	Quarter Ended				Year-to-Date Ended

			Change				Change
	06/30/14	06/30/13	$	%	06/30/14	06/30/13	$	%

Net Interest Income	$6,751	$5,847	$904	15.5%	$13,023	$11,306	$1,717	15.2%

Provision for Loan and Lease Losses	275	415	(140)	-33.7%	822	910	(88)	-9.7%

Total Noninterest Income	774	838	(64)	-7.6%	1,668	1,688	(20)	-1.2%

Total Noninterest Expense	5,068	4,612	456	9.9%	9,806	9,649	157	1.6%

Net Income Available to Common Shareholders	1,619	1,279	340	26.6%	3,043	1,903	1,140	59.9%

Diluted Earnings per Common Share	0.46	0.37	0.09	24.3%	0.87	0.55	0.32	58.2%

Return on Average Equity	12.11%	10.33%	N/A	17.2%	11.67%	7.81%	N/A	49.5%

President’s Statement

I am pleased to announce Mid Penn’s financial results for the three and six months ended June 30, 2014.  The second quarter net income available to common shareholders of $1,619,000 was Mid Penn’s highest quarterly earnings in our 146-year history, and helped propel Mid Penn to its highest six month earnings total ever.  This represents a significant achievement in Mid Penn’s progress.  As can be seen above, year-to-date net income available to common shareholders improved 60% versus the comparable period last year.  Net income available to common shareholders for the second quarter of 2014 increased 27% over the comparable period in 2013.  Strong loan and deposit growth, an improved net interest margin, and control of expenses were the driving factors of success.  We are encouraged by the financial results for the first half of 2014 and remain focused on quality asset growth, expanding low cost sources of funds, control of operating expenses, and increased noninterest income.

On behalf of the Board of Directors, I announce today that Mid Penn Bancorp, Inc. is declaring a cash dividend of $0.10 per common share based on second quarter earnings.  This is an increase from the $0.05 per common share dividend declared for the second quarter of 2013 and our fifteenth consecutive quarter of paying a cash dividend.  The dividend is payable August 25, 2014 to shareholders of record August 6, 2014.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect”, “anticipate”, “intend”, “plan”, “believe”, “estimate”, and similar expressions are intended to identify such forward-looking statements.

Mid Penn’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

•	The effects of future economic conditions on Mid Penn and its customers;
•	Governmental monetary and fiscal policies, as well as legislative and regulatory changes;
•	Future actions or inactions of the United States government, including a failure to increase the government debt limit or a prolonged shutdown of the federal government;
•	Possible impacts of the capital and liquidity requirements proposed by the Basel III standards and other regulatory pronouncements, regulations and rules;
•	The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
•

The risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

•	The effects of economic deterioration and the prolonged economic recovery on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
•

The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

•	The costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
•	Technological changes;
•	Acquisitions and integration of acquired businesses;
•	The failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
•	Acts of war or terrorism;
•	Our ability to maintain compliance with the exchange rules of the NASDAQ Stock Market, Inc.;
•	Our ability to maintain the value and image of our brand and protect our intellectual property rights;
•	Disruptions due to flooding, severe weather, or other natural disasters or Acts of God;
•	Volatilities in the securities markets; and
•	Slow economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.